Press Release	Exhibit 99.1

Eagle Bulk Shipping Inc. Reports First Quarter 2008 Results

— First Quarter Net Income Increased 69% —

— First Quarter Net Time Charter Revenue Increased 36% —

— Declares First Quarter Dividend of $0.50 —

NEW YORK, NY, May 6, 2008 -- Eagle Bulk Shipping Inc. (NasdaqGS: EGLE) today announced its results for the first quarter of 2008.

Financial highlights for the First Quarter included:

•

Income from vessel operations of $16.9 million or $0.36 per share, up 44% from $11.7 million or $0.31 per share in the first quarter of 2007. (Income from vessel operations is net income adjusted for non-cash compensation charges. Please see below for a reconciliation of income from vessel operations to net income).

•

Net Income of $14.3 million or $0.31 per share (based on a weighted average of 46,925,494 diluted shares outstanding for the quarter), up 69% from net income of $8.5 million or $0.23 per share (based on a weighted average of 37,480,914 diluted shares outstanding for the quarter) in the first quarter of 2007.

•

Gross time charter revenue increased by $9.1 million, or 31%, to $38.6 million for the first quarter of 2008, from $29.5 million for the first quarter of 2007. Net time charter revenue increased by $9.8 million, or 36%, to $36.7 million for the first quarter of 2008, from $26.9 million for the first quarter of 2007.

•

EBITDA, as adjusted for exceptional items under the terms of the Company’s credit agreement, increased by 27% to $27.5 million for the first quarter of 2008, from $21.8 million for the first quarter of 2007. Please see below for a reconciliation of EBITDA to net income.

•	Declared and paid a dividend of $0.50 per share, or $23.4 million, on March 18, 2008, based on the fourth quarter 2007 results.

Based on the first quarter results, the Company has declared a cash dividend of $0.50 per share payable on or about May 23, 2008, to shareholders of record as of May 20, 2008.

Sophocles N. Zoullas, Chairman and Chief Executive Officer, commented, “We are very pleased with our solid results as the fleet continues to deliver superior performance and generate significant cash flows. This allows our shareholders to participate in the strength of the drybulk market through our dividends. With this quarter’s declared dividend of $0.50 per share, shareholders have realized aggregate dividends of $5.60 per share.

“Looking forward, Eagle Bulk is poised to realize significant growth from our well-timed, $1.5 billion capital investment program in newbuilding vessels and opportunistic acquisitions. We will be taking delivery of the first of the 35 vessels this summer, to be followed by an accelerated vessel delivery calendar thereafter. And beginning this summer, we also have several on-the-water vessels of our operating fleet coming open for re-chartering to take advantage of the strong dry bulk market. These factors have positioned the Company to significantly increase cash flow and returns for our shareholders in the second half of 2008 and beyond.”

Results of Operations for the three month periods ended March 31, 2008 and 2007

All of the Company’s revenues were earned from Time Charters. Gross revenues in the first quarter of 2008 were $38,610,921, an increase of 31% from the $29,476,374 recorded in the comparable quarter in 2007, primarily due to a larger fleet size, as reflected by increased operating days, and an increase in daily time charter rates. Brokerage commissions incurred on revenues earned were $1,924,905 and $1,487,842 in the first quarters of 2008 and 2007, respectively. The first quarter of 2007 also reflected an amortization charge of net prepaid and deferred charter revenue of $1,080,000. Net revenues during the three months ended March 31, 2008, and 2007 were $36,686,016 and $26,908,532, respectively, an increase of 36%.

For the first quarter of 2008, total vessel expenses incurred amounted to $7,991,261. These expenses included $7,439,959 in vessel operating costs and $551,302 in technical management fees paid to the Company’s third-party technical managers. For the corresponding quarter in 2007, total vessel expenses were $6,245,898 which included $5,836,461 in vessel operating costs and $409,437 in technical management fees.

General and administrative expenses which include onshore vessel administration related expenses such as payroll, non-cash compensation expenses, and overhead costs for the three-month periods ended March 31, 2008 and 2007 were $5,049,159 and $4,903,043, respectively.

EBITDA, as adjusted for exceptional items under the terms of the Company’s credit agreement, increased by 27% to $27,547,805 for the first quarter of 2008, from $21,769,767 for the comparable quarter in 2007. (Please see below for a reconciliation of EBITDA to net income).

In the first quarter of 2008, income from vessel operations, which is net income adjusted for non-cash compensation charges, was $16,861,513 or $0.36 per share, up 44% from $11,747,011 or $0.31 per share in the first quarter of 2007. (Please see below for a reconciliation of income from vessel operations to net income).

Net income for the first quarter of 2008 was $14,345,810, an increase of 69% from $8,487,788 in the comparable quarter in 2007. Earnings per share in the first quarter of 2008 were $0.31, based on a weighted average of 46,925,494 diluted shares outstanding. In the comparable quarter of 2007, earnings per share were $0.23, based on a weighted average of 37,480,914 diluted shares outstanding.

Liquidity and Capital Resources

Net cash provided by operating activities during the three month periods ended March 31, 2008 and 2007 was $26,454,362 and $18,801,874, respectively. The increase was primarily due to cash generated from the operation of the fleet for 1,638 days in the first quarter of 2008 compared to 1,407 days in the first quarter of 2007.

Net cash used in investing activities during the first quarter of 2008 was $13,399,474 compared to $37,251,697 during the corresponding quarter in 2007. Investing activities in this quarter related primarily to making progress payments and related construction costs for the newbuilding vessels. Investing activities in the first quarter of 2007 related primarily to making deposits toward acquiring second-hand vessels and the newbuilding vessels. The first quarter of 2007 also saw the Company receive proceeds from the sale of its oldest vessel.

Net cash used in financing activities during the first quarter of 2008 was $17,445,157, compared to net cash provided by financing activities of $115,169,544 during the first quarter of 2007. Financing activities in this quarter included borrowing $6,630,000 from the revolving credit facility to fund progress payments for the newbuilding vessels and paying $23,378,577 in dividends. Financing activities in the first quarter of 2007 mostly relate to receipt of $107,428,803 in net proceeds from the sale of common shares, net borrowings of $25,649,741 from the revolving credit facility, and payment of $18,309,000 in dividends.

The Company’s cash balances at the end of the first quarters of 2008 and 2007 were $148,513,423 and $118,995,212, respectively. In addition, the Company maintains restricted cash of $9,000,000 with its lender for loan compliance purposes.

Disclosure of Non-GAAP Financial Measures

EBITDA represents operating earnings before extraordinary items, depreciation and amortization, interest expense, and income taxes, if any. EBITDA is included because it is used by certain investors to measure a company’s financial performance. EBITDA is not an item recognized by GAAP and should not be considered a substitute for net income, cash flow from operating activities and other operations or cash flow statement data prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability or liquidity. EBITDA is presented to provide additional information with respect to the Company’s ability to satisfy its obligations including debt service, capital expenditures, and working capital requirements. While EBITDA is frequently used as a measure of operating results and the ability to meet debt service requirements, the definition of EBITDA used here may not be comparable to that used by other companies due to differences in methods of calculation.

Our revolving credit facility permits us to pay dividends in amounts up to our cumulative free cash flows which is our earnings before extraordinary or exceptional items, interest, taxes, depreciation and amortization (Credit Agreement EBITDA), less the aggregate amount of interest incurred and net amounts payable under interest rate hedging agreements during the relevant period and an agreed upon reserve for dry-docking. Therefore, we believe that this non-GAAP measure is important for our investors as it reflects our ability to pay dividends. The following table is a reconciliation of net income, as reflected in the consolidated statements of operations, to the Credit Agreement EBITDA:

	Three Months Ended
	March 31, 2008	March 31, 2007
Net Income	$14,345,810	$8,487,788
Interest Expense	3,350,253	3,152,125
Depreciation and Amortization	7,336,039	5,790,631
Amortization of Prepaid and Deferred Revenue	—	1,080,000
EBITDA	25,032,102	18,510,544
Adjustments for Exceptional Items:
Non-cash Compensation Expense (1)	2,515,703	3,259,223
Credit Agreement EBITDA	$27,547,805	$21,769,767
(1)	Stock based compensation related to stock options, restricted stock units, and management’s participation in profits interests in the Company’s former principal shareholder Eagle Ventures LLC.

Reconciliation of GAAP net income to Non-GAAP income from vessel operations:

	Three Months Ended
	March 31, 2008	March 31, 2007
Net Income	$14,345,810	$8,487,788
Adjustments:
Non-cash Compensation Expense	2,515,703	3,259,223
Income from Vessel Operations	$16,861,513	$11,747,011

Capital Expenditures and Drydocking

The Company’s capital expenditures relate to the purchase of vessels and capital improvements to its vessels which are expected to enhance the revenue earning capabilities and safety of these vessels. As of March 31, 2008, the fleet currently consists of 18 vessels which are currently operational and 35 newbuilding vessels which have been contracted for construction and will be delivered between mid-2008 and 2012.

In addition to acquisitions that may be undertaken in future periods, the Company’s other major capital expenditures include funding the Company’s maintenance program of regularly scheduled drydocking necessary to preserve the quality of our vessels as well as to comply with international shipping standards and environmental laws and regulations. Management anticipates that vessels are to be drydocked every two and a half years and funding is to be met with cash from operations. Drydocking costs incurred are amortized to expense on a straight-line basis over the period through the date the next drydocking for those vessels are scheduled to occur. The Company did not drydock any vessel in the three months ended March 31, 2008. The following table represents certain information about the estimated costs for anticipated vessel drydockings in the next four quarters, along with the anticipated off-hire days:

Quarter Ending	Off-hire Days(1)	Projected Costs(2)
June 30, 2008	30	$1.00 million
September 30, 2008	60	$2.00 million
December 31, 2008	15	$0.50 million
March 31, 2009	15	$0.50 million
(1)	Actual duration of drydocking will vary based on the condition of the vessel, yard schedules and other factors.
(2)	Actual costs will vary based on various factors, including where the drydockings are actually performed.

Summary Consolidated Financial and Other Data:

The following table summarizes the Company’s selected consolidated financial and other data (unaudited) for the periods indicated below.

CONSOLIDATED STATEMENTS OF OPERATIONS:

	Three Months Ended
	March 31, 2008	March 31, 2007
Revenues, net of Commissions	$36,686,016	$26,908,532
Vessel Expenses	7,991,261	6,245,898
Depreciation and Amortization	7,336,039	5,790,631
General and Administrative Expenses	5,049,159	4,903,043
Gain on Sale of Vessel	—	(872,568)
Total Operating Expenses	20,376,459	16,067,004
Operating Income	16,309,557	10,841,528
Interest Expense	3,350,253	3,152,125
Interest Income	(1,386,506)	(798,385)
Net Interest Expense	1,963,747	2,353,740
Net Income	$14,345,810	$8,487,788
Weighted Average Shares Outstanding:
Basic	46,752,538	37,450,578
Diluted	46,925,494	37,480,914
Per Share Amounts:
Basic Net Income	$0.31	$0.23
Diluted Net Income	$0.31	$0.23
Cash Dividends Declared and Paid	$0.50	$0.51
Fleet Operating Data
Number of Vessels in operating fleet	18	16
Fleet Ownership Days	1,638	1,407
Fleet Available Days	1,638	1,395
Fleet Operating Days	1,633	1,387
Fleet Utilization Days	99.7%	99.4%

CONSOLIDATED BALANCE SHEETS:

	March 31, 2008	December 31, 2007
	(Unaudited)
ASSETS:
Current Assets:
Cash	$148,513,423	$152,903,692
Accounts Receivable	3,279,383	3,392,461
Prepaid Expenses	1,299,813	1,158,113
Total Current Assets	153,092,619	157,454,266
Fixed Assets:
Vessels and Vessel Improvements, at cost, net of Accumulated Depreciation of $59,442,019 and $52,733,604, respectively	598,659,588	605,244,861
Advances for Vessel Construction	358,542,727	344,854,962
Restricted Cash	9,276,056	9,124,616
Deferred Drydock Costs, net of Accumulated Amortization of $3,080,877 and $2,453,253, respectively	3,356,233	3,918,006
Deferred Financing Costs	14,550,824	14,479,024
Other Assets	10,809,238	932,638
Total Assets	$1,148,287,285	$1,136,008,373
LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$2,145,264	$3,621,559
Accrued Interest	3,561,824	455,750
Other Accrued Liabilities	1,816,342	1,863,272
Unearned Charter Hire Revenue	5,028,551	4,322,024
Total Current Liabilities	12,551,981	10,262,605
Long-term Debt	603,872,890	597,242,890
Other Liabilities	31,008,992	13,531,883
Total Liabilities	647,433,863	621,037,378
Stockholders’ Equity:
Preferred Stock, $.01 par value, 25,000,000 shares authorized, none issued	—	—
Common shares, $.01 par value, 100,000,000 shares authorized, 46,757,153 and 46,727,153 shares issued and outstanding, respectively	467,571	467,271
Additional Paid-In Capital	605,444,933	602,929,530
Retained Earnings (net of Dividends declared of $191,904,059 and $168,525,482 respectively)	(84,859,328)	(75,826,561)
Accumulated Other Comprehensive(Loss)	(20,199,754)	(12,599,245)
Total Stockholders’ Equity	500,853,422	514,970,995
Total Liabilities and Stockholders’ Equity	$1,148,287,285	$1,136,008,373

CONSOLIDATED STATEMENTS OF CASH FLOWS:

	Three Months Ended
	March 31, 2008	March 31, 2007
Cash Flows from Operating Activities:
Net Income	$14,345,810	$8,487,788
Adjustments to Reconcile Net Income to Net Cash provided by Operating Activities: Items included in net income not affecting cash flows:
Depreciation	6,708,415	5,515,648
Amortization of Deferred Drydocking Costs	627,624	274,983
Amortization of Deferred Financing Costs	61,907	58,012
Amortization of Prepaid and Deferred Charter Revenue	—	1,080,000
Non-cash Compensation Expense	2,515,703	3,259,223
Gain on Sale of Vessel	—	(872,568)
Changes in Operating Assets and Liabilities:
Accounts Receivable	113,078	(236,485)
Prepaid Expenses	(141,700)	2,666
Accounts Payable	(1,476,295)	496,342
Accrued Interest	3,106,074	81,792
Accrued Expenses	(46,930)	194,636
Drydocking Expenditures	(65,851)	—
Unearned Charter Hire Revenue	706,527	459,837
Net Cash Provided by Operating Activities	26,454,362	18,801,874
Cash Flows from Investing Activities:
Advances for Vessel Acquisition and Improvements	(123,142)	(23,475,897)
Advances for Vessel Construction	(13,276,332)	(25,787,282)
Proceeds from Sale of Vessel	—	12,011,482
Net Cash Used in Investing Activities	(13,399,474)	(37,251,697)
Cash Flows from Financing Activities:
Issuance of Common Stock	—	110,171,870
Equity Issuance Costs	—	(2,743,067)
Bank Borrowings	6,630,000	38,089,741
Repayment of Bank Debt	—	(12,440,000)
Changes in Restricted Cash	(151,440)	400,000
Deferred Financing Costs	(545,140)	—
Cash Dividends	(23,378,577)	(18,309,000)
Net Cash (Used in)/Provided by Financing Activities	(17,445,157)	115,169,544
Net (Decrease)/Increase in Cash	(4,390,269)	96,719,721
Cash at Beginning of Period	152,903,692	22,275,491
Cash at End of Period	$148,513,423	$118,995,212
Supplemental Cash Flow Information:
Cash paid during the period for Interest (including Capitalized interest of $3,169,495 and $375,845 respectively)	$5,891,487	$3,485,585

Commercial and strategic management of the fleet is carried out by a wholly-owned subsidiary of the Company, Eagle Shipping International (USA) LLC, a Marshall Islands limited liability company with offices in New York City.

The following table represents certain information about the Company’s revenue earning charters on its operating fleet as of March 31, 2008:

Vessel	Year Built	Dwt	Delivered to Charterer	Time Charter Expiration (1)	Daily Time Charter Hire Rate
Cardinal	2004	55,408	June 21, 2007	May 2008 to August 2008	$28,000
Condor (2)	2001	50,296	March 19, 2007	May 2009 to August 2009	$20,500
Falcon (3)	2001	50,296	April 22, 2005	April 2008 to June 2008	$20,950
Griffon	1995	46,635	March 18, 2007	March 2009 to June 2009	$20,075
Harrier (4)	2001	50,296	June 21, 2007	June 2009 to September 2009	$24,000
Hawk I	2001	50,296	April 1, 2007	April 2009 to June 2009	$22,000
Heron (5)	2001	52,827	January 28, 2008	January 2011 to March 2011	$26,375
Jaeger (6)	2004	52,248	July 12, 2007	July 2008 to September 2008	$27,500
Kestrel I (7)	2004	50,326	July 1, 2006	April 2008 to June 2008	$18,750
Kite	1997	47,195	August 11, 2007	September 2009 to January 2010	$21,000
Merlin(8)	2001	50,296	December 19, 2007	December 2010 to March 2011	$25,000
Osprey I (9)	2002	50,206	September 1, 2005	July 2008 to November 2008	$21,000
Peregrine	2001	50,913	December 16, 2006	December 2008 to March 2009	$20,500
Sparrow (10)	2000	48,225	February 28, 2008	February 2010 to April 2010	$34,500
Tern (11)	2003	50,200	March 9, 2008	February 2009 to April 2009	$20,500
Shrike (12)	2003	53,343	April 24, 2007	April 2009 to August 2009	$24,600
Skua (13)	2003	53,350	June 20, 2007	May 2009 to August 2009	$24,200
Kittiwake (14)	2002	53,146	June 27, 2007	May 2008 to August 2008	$30,400
(1)	The date range provided represents the earliest and latest date on which the charterer may redeliver the vessel to the Company upon the termination of the charter.
(2)	The charterer of the CONDOR has exercised its option to extend the charter period by 11 to 13 months at a time charter rate of $22,000 per day.

(3)

Upon conclusion of the current charter, the FALCON commences a new time charter with a rate of $39,500 per day for 21 to 23 months. The charterer has an option to extend the charter period by 11 to 13 months at a daily time charter rate of $41,000.

(4)	The daily rate for the HARRIER is $27,000 for the first year and $21,000 for the second year. Revenue recognition is based on an average daily rate of $24,000.
(5)

The previous time charter on the HERON at a daily rate of $24,000 ended on January 28, 2008. The vessel commenced a new time charter with a rate of $26,375 per day for 36 to 39 months. The charterer has an option for a further 11 to 13 months at a time charter rate of $27,375 per day. The charterer has a second option for a further 11 to 13 months at a time charter rate of $28,375 per day.

(6)

The charter rate for the JAEGER may reset at the beginning of each month based on the average time charter rate for the Baltic Supramax Index, but in no case be greater than $27,500 per day or less than $22,500 per day.

(7)	The charterer of the KESTREL I has exercised its option to extend the charter period by 11 to 13 months at a daily time charter rate of $20,000 per day.
(8)

The MERLIN is on a 36 to 39 month time charter at the following daily rates: $27,000 for the first year, $25,000 for the second year and $23,000 for the third year. Revenue recognition is based on an average daily rate of $25,000.

(9)

The charterer of the OSPREY I has exercised its option to extend the charter period by up to 11 to 13 months at a time charter rate of $25,000 per day. The charterer has an additional option to extend for a further 11 to 13 months at a time charter rate of $25,000 per day.

(10)

The SPARROW was previously on a time charter at a base rate of $24,000 per day for 11 to 13 months with a profit share of 30% of up to the first $3,000 per day over the base rate. This charter ended on February 28, 2008.

(11)

The TERN previously was on a time charter at a daily rate of $19,000. This charter ended in March 2008 and the charterer has exercised its option to extend the charter period by 11 to 13 months at a time charter rate of $20,500 per day.

(12)	The charterer of the SHRIKE has an option to extend the charter period by 12 to 14 months at a daily time charter rate of $25,600.
(13)	The charterer of the SKUA has an option to extend the charter period by 11 to 13 months at a daily time charter rate of $25,200.
(14)

The KITTIWAKE is employed on a time charter for 11 to 13 months. The charter rate may reset at the beginning of each month based on the average time charter rate for the Baltic Supramax Index, but in no case be greater than $30,400 per day or less than $24,400 per day.

As of March 31, 2008, the Company has contracted for 35 vessels to be constructed. The following table represents certain information about the Company’s newbuilding vessels and their employment upon delivery:

Vessel	Dwt	Year Built - Expected Delivery (1)	Time Charter Employment Expiration (2)	Daily Time Charter Hire Rate (3)	Profit Share
Wren	53,100	Aug 2008	Feb 2012 Feb 2012 to Dec 2018/Apr 2019	$24,750 $18,000	— 50% over $22,000
Woodstar	53,100	Oct 2008	Jan 2014 Jan 2014 to Dec 2018/Apr 2019	$18,300 $18,000	— 50% over $22,000
Crowned Eagle	56,000	Nov 2008	Charter Free	—	—
Crested Eagle	56,000	Feb 2009	Charter Free	—	—
Stellar Eagle	6,000	Apr 2009	Charter Free	—	—
Thrush	53,100	Sep 2009	Charter Free	—	—
Bittern	58,000	Sep 2009	Dec 2014 Dec 2014 to Dec 2018/Apr 2019	$18,850 $18,000	— 50% over $22,000
Canary	58,000	Oct 2009	Jan 2015 Jan 2015 to Dec 2018/Apr 2019	$18,850 $18,000	— 50% over $22,000
Thrasher	53,100	Nov 2009	Feb 2016 Feb 2016 to Dec 2018/Apr 2019	$18,400 $18,000	— 50% over $22,000
Crane	58,000	Nov 2009	Feb 2015 Feb 2015 to Dec 2018/Apr 2019	$18,850 $18,000	— 50% over $22,000
Avocet	53,100	Dec 2009	Mar 2016 Mar 2016 to Dec 2018/Apr 2019	$18,400 $18,000	— 50% over $22,000
Egret (4)	58,000	Dec 2009	Sep 2012 to Jan 2013	$17,650	50% over $20,000
Golden Eagle	56,000	Jan 2010	Charter Free	—	—
Gannet (4)	58,000	Jan 2010	Oct 2012 to Feb 2013	$17,650	50% over $20,000
Imperial Eagle	56,000	Feb 2010	Charter Free	—	—
Grebe(4)	58,000	Feb 2010	Nov 2012 to Mar 2013	$17,650	50% over $20,000
Ibis (4)	58,000	Mar 2010	Dec 2012 to Apr 2013	$17,650	50% over $20,000
Jay	58,000	Apr 2010	Sep 2015 Sep 2015 to Dec 2018/Apr 2019	$18,500 $18,000	50% over $21,500 50% over $22,000
Kingfisher	58,000	May 2010	Oct 2015 Oct 2015 to Dec 2018/Apr 2019	$18,500 $18,000	50% over $21,500 50% over $22,000
Martin	58,000	Jun 2010	Dec 2016 to Dec 2017	$18,400	—
Besra (5)	58,000	Oct 2010	Charter Free	—	—
Cernicalo (5)	58,000	Jan 2011	Charter Free	—	—
Nighthawk	58,000	Mar 2011	Sep 2017 to Sep 2018	$18,400	—
Oriole	58,000	Jul 2011	Jan 2018 to Jan 2019	$18,400	—
Fulmar (5)	58,000	Jul 2011	Charter Free	—	—
Owl	58,000	Aug 2011	Feb 2018 to Feb 2019	$18,400	—
Petrel (4)	58,000	Sep 2011	Jun 2014 to Oct 2014	$17,650	50% over $20,000
Goshawk (5)	58,000	Sep 2011	Charter Free	—	—
Puffin (4)	58,000	Oct 2011	Jul 2014 to Nov 2014	$17,650	50% over $20,000
Roadrunner (4)	58,000	Nov 2011	Aug 2014 to Dec 2014	$17,650	50% over $20,000
Sandpiper (4)	58,000	Dec 2011	Sep 2014 to Jan 2015	$17,650	50% over $20,000
Snipe	58,000	Jan 2012	Charter Free	—	—
Swift	58,000	Feb 2012	Charter Free	—	—
Raptor	58,000	Mar 2012	Charter Free	—	—
Saker	58,000	Apr 2012	Charter Free	—	—
(1)	Vessel build and delivery dates are estimates based on guidance received from shipyard.
(2)	The date range represents the earliest and latest date on which the charterer may redeliver the vessel to the Company upon the termination of the charter.
(3)	The time charter hire rates presented are gross daily charter rates before brokerage commissions, ranging from 2.25% to 6.25%, to third party ship brokers.
(4)	The charterer has an option to extend the charter by 2 periods of 11 to 13 months each.
(5)	Options for construction exercised on December 27, 2007.

Glossary of Terms:

Ownership days: The Company defines ownership days as the aggregate number of days in a period during which each vessel in its fleet has been owned. Ownership days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of expenses that is recorded during a period.

Available days: The Company defines available days as the number of ownership days less the aggregate number of days that its vessels are off-hire due to vessel familiarization upon acquisition, scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels. The shipping industry uses available days to measure the number of days in a period during which vessels should be capable of generating revenues.

Operating days: The Company defines operating days as the number of its available days in a period less the aggregate number of days that the vessels are off-hire due to any reason, including unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

Conference Call Information

As previously announced, members of Eagle Bulk’s senior management team will host a teleconference and webcast at 8:30 a.m. ET on Wednesday, May 7, 2008, to discuss these results.

To participate in the teleconference, investors and analysts are invited to call 866-356-3093 in the U.S., or 617-597-5381 outside of the U.S., and reference participant code 39649226. A simultaneous webcast of the call, including a slide presentation for interested investors and others, may be accessed by visiting http://www.eagleships.com.

A replay will be available following the call until 12:00 a.m. ET on May 14th, 2008. To access the replay, call 888-286-8010 in the U.S., or 617-801-6888 outside of the U.S., and reference passcode 26938903.

About Eagle Bulk Shipping Inc.

Eagle Bulk Shipping Inc. is a Marshall Islands corporation headquartered in New York. The Company is a leading global owner of Supramax dry bulk vessels that range in size from 50,000 to 60,000 deadweight tons and transport a broad range of major and minor bulk cargoes, including iron ore, coal, grain, cement and fertilizer, along worldwide shipping routes.

Forward-Looking Statements

Matters discussed in this release may constitute forward-looking statements. Forward-looking statements reflect our current views with respect to future events and financial performance and may include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

The forward-looking statements in this release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although Eagle Bulk Shipping Inc. believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, Eagle Bulk Shipping Inc. cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including changes in charter hire rates and vessel values, changes in demand that may affect attitudes of time charterers to scheduled and unscheduled drydocking, changes in our vessel operating expenses, including dry-docking and insurance costs, or actions taken by regulatory authorities, potential liability from future litigation, domestic and international political conditions, potential disruption of shipping routes due to accidents and political events or acts by terrorists.

Risks and uncertainties are further described in reports filed by Eagle Bulk Shipping Inc. with the US Securities and Exchange Commission.

Visit our website at www.eagleships.com

Contact:
Company Contact:
Alan Ginsberg
Chief Financial Officer
Eagle Bulk Shipping Inc.
Tel. +1 212-785-2500

Investor Relations / Media:
Jon Morgan
Perry Street Communications, New York
Tel. +1 212-741-0014

Source: Eagle Bulk Shipping Inc.